Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1530	(915) 534-1535

WESTERN REFINING ISSUES NOTICE OF REDEMPTION FOR ALL OUTSTANDING

SENIOR SECURED FLOATING RATE NOTES

EL PASO, Texas – November 21, 2011—Western Refining, Inc. (NYSE:WNR) today announced that it has provided notice to holders of its outstanding $275 million Senior Secured Floating Rate Notes due 2014 (the “Notes”), of its intent to redeem all the Notes on December 21, 2011. The Notes will be redeemed at an aggregate redemption price of $288.75 million (including a 5% premium), plus accrued and unpaid interest from September 15, 2011 to December 21, 2011.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “The redemption of these notes is consistent with our stated goal of reducing our debt and strengthening our balance sheet. We are very pleased with our progress and continue to focus on maximizing shareholder value.”

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements. The forward-looking statements contained herein include statements about the Company’s intent to redeem the Notes on December 21, 2011. These statements are subject to the general risks inherent in our business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.